Exhibit 99.2

EXCERPTS FROM PRELIMINARY OFFERING MEMORANDUM

AND OTHER INFORMATION

NOTE: In this Exhibit 99.2, unless the context requires otherwise, the terms “TXI,” “we,” “our” and “us” refer to Texas Industries, Inc. and its subsidiaries. The phrase “fiscal year” refers to the twelve months ended May 31 of the relevant year and the term “ton” means 200 pounds.

1.	Current Conditions

Cement, Aggregate and Concrete

We believe a decline in non-residential construction that began in 2000 has resulted in a softening of overall demand for cement, aggregate and concrete that first became apparent in our results in the summer of 2002. The softening has been modest because residential and public works construction, which accounts for three-quarters of cement consumption, has remained relatively stable. Despite this softening, consumption of cement continues to exceed cement production capacity in our markets.

Even though cement consumption continues to exceed capacity, some downward price adjustments for cement and likewise for aggregate and concrete products occurred during the last year through the end of February 2003 as a result of the transition to a lower level of overall demand. In addition, recent increased energy costs after the first of the calendar year reduced CAC margins. Abnormal inclement weather in Texas during the recent winter also slowed construction activity in our markets and significantly reduced the number of shipping days. Finally, scheduled downtime at our Midlothian cement plant was extended by two weeks due to an outside contractor accident. Production at the plant was curtailed for an extended period of time and costs for repairs were incurred. All these conditions were reflected in our CAC operating results for the quarter ended February 28, 2003, where we had an operating profit of $6.7 million compared to an operating profit of $20.9 million for the previous year quarter.

We expect that softness in demand and high energy costs will continue through our May 31, 2003 quarter. These factors will likely reduce CAC operating results for the quarter ending May 31, 2003 compared to the operating profit of $29.7 million for the quarter ended May 31, 2002. However, we expect CAC operating profit will be above results for the quarter ended February 28, 2003.

We announced price increases for all major CAC products early in the spring of 2003. While it is too early to determine the extent to which the price increases will be realized, we believe the announcements signal the end of the price declines encountered during the last year.

Steel Operations

The slowing of general U.S. economic activity has resulted in reduced levels of non-residential construction. Our steel operations have been impacted most by this reduction because demand for structural steel is primarily driven by non-residential construction activity. At the current low levels of non-residential construction, capacity to make structural steel in the United States exceeds demand for the product. As a result, we together with other domestic producers of structural steel products are operating at less than full capacity.

Imports of structural products have declined from a year ago as the dollar has weakened against major currencies, but actions by U.S. producers to maintain market share versus imports, combined with overall demand and supply conditions, created intense competitive pressures on structural steel prices. Prices for structural steel products were near $300 per ton in the February 2003 quarter, a level similar to the previous three low points for structural product prices over the last decade. Steel margins have also been negatively impacted by increased recycled steel scrap costs over the last twelve months and higher energy costs since the beginning of the calendar year. All of these conditions were reflected in our steel operating results for the quarter ended February 28, 2003, where we had an operating loss of $12.5 million compared to an operating profit of $9.8 million (including income of $1.1 million from litigation settlements) for the previous year quarter.

Recent price increases for structural products instituted to offset higher scrap and energy costs appear to be holding and should begin to positively impact realized prices in the quarter ended May 31, 2003. On April 14, 2003 our Virginia facility had a fire that was contained in the electrical room of the rolling mill and was unable to produce steel for approximately two weeks. Production has returned to pre-fire levels. We expect recycled steel scrap and energy cost levels existing at the end of the February 2003 quarter to generally continue unchanged for our steel segment during the quarter ending May 31, 2003. We expect our operating results for the May 2003 quarter to be at least $5 million lower than the quarter ended February 28, 2003 because of the Virginia fire.

Combined Results

We expect a net loss for the quarter ending May 31, 2003 as a result of the combined expectations for our CAC and steel operations. Combining our expected May quarter results with those of the first three quarters of the fiscal year should result in EBITDA for the year ending May 31, 2003, being in a range of $95 million to $105 million. This range reflects a total of $7 million in costs associated with the accident at our Midlothian cement plant in January and the fire at our Virginia steel facility in April. In addition, EBITDA is after the expense associated with accounts receivable facility fees, which we expect to be approximately $3 million for the year ending May 31, 2003. Finally, the EBITDA range assumes that we continue to have normal weather through the last half of May and our ability to achieve these results may also be impacted by the factors discussed in “Forward-Looking Statements.”

EBITDA is presented because we believe it is a useful indicator of our performance and our ability to meet debt service and capital expenditure requirements. It is not, however, intended as an alternative measure of operating results or cash flow from operations as determined in accordance with generally accepted accounting principles. EBITDA, subject to certain adjustments, is also used to measure the covenants of our debt agreements. EBITDA is not necessarily comparable to similarly titled measures used by other companies.

The following table reconciles estimated EBITDA for the year ending May 31, 2003 to “income (loss) before the following items” (income tax and dividends on preferred securities — net of tax):

	Low	High
	($ in millions)
Loss before the following items (income taxes and dividends on preferred securities – net of tax)	$(37)	$(27)
Plus:
Interest expense	35	35
Depreciation, depletion and amortization	97	97

EBITDA	$95	$105

Estimated EBITDA is after the costs associated with the accident at our Midlothian cement plant and the fire at our Virginia steel facility and the fees associated with our accounts receivable facility. These items, which will significantly reduce our estimated EBITDA, are summarized as follows (in millions):

Estimated costs associated with the accident and fire	$7

Accounts receivable facility fees	3

Total	$10